Exhibit d.1.e

FIFTH AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of September, 2020, amends that certain Investment Advisory Agreement (the “Agreement”) by and between Virtus Variable Insurance Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect the liquidation of Virtus Rampart Equity Trend Series and name changes to the series which have taken place since the Agreement was last updated.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS VARIABLE INSURANCE TRUST

By:	/s/ W. Patrick Bradley
Name: Title:	W. Patrick Bradley Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name: Title:	Francis G. Waltman Executive Vice President

SCHEDULE A

Series	Annual Investment Advisory Fee

	1st $250 Million	Next $250 Million	Over $500 Million
Virtus KAR Capital Growth Series	0.70%	0.65%	0.60%
Virtus KAR Equity Income Series	0.70%	0.65%	0.60%
Virtus Newfleet Multi-Sector Intermediate Bond Series	0.50%	0.45%	0.40%
Virtus SGA International Growth Series	0.75%	0.70%	0.65%
Virtus Strategic Allocation Series	0.55%	0.50%	0.45%

	1st $1 Billion	Next $1 Billion	Over $2 Billion
Virtus Duff & Phelps Real Estate Securities Series	0.75%	0.70%	0.65%

	1st $1 Billion	$1+ Billion
Virtus KAR Small-Cap Growth Series	0.85%	0.80%

	1st $400 Million	$400 Million to $1 Billion	Over $1 Billion
Virtus KAR Small-Cap Value Series	0.90%	0.85%	0.80%